EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY

            Company                   Percent Owned       State of Incorporation
            -------                   -------------       ----------------------

           Liberty Bank                  100%                    Federal
               |
      Axia Financial Corporation         100%                    New Jersey
      Axia Financial Services            100%                    New Jersey